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                                                                   EXHIBIT 10-10



                                    AGREEMENT


      Agreement (this "Agreement") entered into and effective this 3rd day of June, 1997 between Bradley D. Wiley of Ringwood, New Jersey (the "Executive") and The Navigators Group, Inc., a corporation with an office located at 123 William Street, New York, N.Y. 10038 (the "Company").


                              W I T N E S S E T H:


      WHEREAS, both the Company and Executive believe there are mutual advantages to entering into this Agreement, to induce the Executive to remain in the employ of the Company.

      NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants herein, the Company and Executive agree with each other as follows:


      1. DEFINITIONS.

      (a) "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other Person.

      (b) "Base Annual Compensation" means the base salary of the Executive on an annualized basis, exclusive of any bonus and/or other benefits to which the Executive may be entitled during the Term.

      (c) "Board" means the Board of Directors of the Company.

      (d) "Bonus" means the bonus payment (in addition to Base Annual Compensation) that has, in the discretion of the Board of the Company, been paid (or accrued) to Executive following a calendar year to reward the Executive for performance during such calendar year.

      (e) "Change in Control" means any of (i) the sale by the Company of at least Fifty Percent (50%) of its assets to any Person, (ii) the merger or consolidation of the Company with any Person in which the shareholders of the Company immediately prior to such merger or consolidation receive less than Fifty (50%) of the outstanding voting shares of the new or continuing Person,
(iii) the sale, exchange, or other disposition to a Person, or Persons under common control (or the acquisition through a tender offer or exchange offer by a Person or Persons under common
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control), in one transaction or a series of related transactions of greater than
Thirty-Three (33%) of the outstanding shares of the Company's common stock, or
(iv) Terence N. Deeks no longer holds any office with the Company and is not a director.

      (f) "Closing Date" means the effective date of any Change in Control during the Term of this Agreement.

      (g) "Code" means the Internal Revenue Code of 1986 as in effect at the time with respect to which such term is used.

      (h) "Company" means The Navigators Group, Inc., a Delaware corporation, and all of the Subsidiaries.

      (i) "Constructive Discharge" shall be deemed to occur upon the occurrence during the Covered Period of any of the following: (i) a material, adverse change in the Executive's title or position, for example if the Executive is no longer Chief Financial Officer of the Company (other than resulting from a Discharge for Cause), which adverse change continues for more than Thirty (30) days following written notice from the Executive; (ii) a substantial reduction in the Executive's responsibilities (including, without limitation, a termination of Executive by the Company other than a Discharge for Cause), which reduction continues for more than Thirty (30) days after written notice from the Executive setting forth in reasonable detail the nature of such reduction in responsibilities; (iii) any reduction in the Executive's Base Annual Compensation below the Base Annual Compensation in effect immediately prior to the Closing Date of a Change in Control (other than a reduction resulting from or in connection with a Discharge for Cause), which reduction is not cured within Thirty (30) days following written notice from the Executive; (iv) the failure, following a Change in Control, of a successor corporation to assume this Agreement and all obligations and undertakings of the Company hereunder, which failure continues for more than Thirty (30) days following written notice from the Executive to such successor corporation; (v) a portfolio transfer by the Company of Fifty Percent (50%) or more of the aggregate loss reserves of the Company; and/or (vi) any other transaction by the Company that constitutes a "runoff" of greater than Fifty Percent (50%) of the Company's insurance business.

      (j) "Covered Period" means the period commencing on the earlier of the Pre-Closing Date and the Closing Date and ending Two (2) years after the Closing Date.

      (k) "Discharge for Cause" shall, during the Covered Period, be deemed to occur only following the termination of Executive's employment by the Board upon a good faith determination by the Board that any of the following has occurred:
(i) the commission by Executive of any act which, if successfully prosecuted by the appropriate authorities, would constitute a felony under state or


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federal law; (ii) Executive's embezzlement or intentional misappropriation of any property of the Company (it being understood that the use by the Executive of Company office supplies at home to facilitate his performance of his duties to the Company shall not be construed as embezzlement or intentional misappropriation of property of the Company); (iii) the intentional or knowing commission by the Executive of an act that causes the Company or any of its Affiliates to be in contravention of any material provision of applicable law or any material rules and regulations of any governmental or other regulatory body having jurisdiction over the business and affairs of the Company or its Affiliates; (iv) the continued insubordination of the Executive or his dereliction of duties after written notice from the Board specifying the insubordination or dereliction of duties and a reasonable opportunity (not less than Ten (10) days) to cure have been given to the Executive; or (v) Executive's having divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors, bankers, rating agencies, analysts, regulatory agencies and legal advisors, other than in the regular course of the business of the Company, any confidential knowledge or information relating to the customers, employees, operations, financial condition, revenues or projections of the Company, other than information in the public domain which has not been improperly disclosed by the Executive. Such determination by the Board may be made only after reasonable written notice to the Executive from a member of the Board setting forth details of the allegations which may constitute Discharge for Cause and after an opportunity for such Participant, together with his counsel, to be heard by the Board. Notwithstanding the foregoing, in the event Executive disputes, in an arbitration pursuant to
Section 6, below, that an event permitting Discharge for Cause has occurred (a "Challenged Termination"), then the Company shall, until the Arbitrators render their judgement with respect to the Challenged Termination (a) permit the Executive to participate, to the extent Executive continues to be eligible notwithstanding the Challenged Termination, in all medical, dental, life insurance and short and long-term disability plans in which Executive was entitled to participate prior to the Challenged Termination (each a "Plan" and collectively the "Plans"), subject to the terms and conditions that were in effect prior to the Challenged Termination, as such terms and conditions may be amended subsequent to the Challenged Termination, and (b) if the Executive is not eligible to participate in a Plan or Plans by virtue because of his termination, pay to the Executive, on a monthly basis, an amount equal to the aggregate amount paid by the Company on behalf of the Executive with respect to the Plan or Plans for which the Executive is not eligible because of his termination.

      (1) "Person" means an individual, partnership, firm, trust, corporation or other similar entity. When two or more Persons


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act as a partnership, limited partnership, limited liability company, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company, such partnership, limited partnership, syndicate or group shall be deemed a "Person" for the purposes of this Agreement.

      (m) "Pre Closing Date" means, with respect to the types of Change in Control described in Sections 1(e) (i), 1(e) (ii) and/or 1(e) (iii), above, the effective date of the written agreement for such asset sale, merger or consolidation, or stock purchase agreement, as the case may be, between the Company and the Person or Persons to whom the Company's assets or shares of Common Stock are being sold, or with whom the Company is merging or consolidating, as the case may be.

      (n) "Primary Benefit" shall have the meaning accorded thereto in Section 3(a).

      (o) "Subsidiary" means any Person of which a majority of the capital stock having voting power for the election of directors or other governing board is owned by the Company and/or one or more of the Subsidiaries.

      Any term used in this Agreement in the masculine gender shall include the feminine gender.

2.    DISCHARGE FOR CAUSE.

      Notwithstanding anything to the contrary in this Agreement, Discharge for Cause of the Executive by the Board shall not constitute Constructive Discharge.

3.    TERMINATION BY THE EXECUTIVE FOLLOWING CONSTRUCTIVE DISCHARGE.

      (a) In the event of the Constructive Discharge of the Executive during the Covered Period, the Executive shall, subject to the next succeeding sentence, be entitled to send written notice (the "Termination Notice") to the Company (or any successor or continuing Person) stating that he is terminating his employment with the Company (or such successor or continuing Person) due to such Constructive Discharge. In the event the Company terminates the Executive other than a Discharge for Cause, the Termination Notice shall be deemed to have been sent by Executive on the date of such termination. The Termination Notice with respect to any other Constructive Discharge must be sent within Six (6) Months of the effective date of such Constructive Discharge, or the Executive shall be deemed to have waived his rights under this Section 3 with respect to such Constructive Discharge. Provided the Executive sends the Termination Notice within such Six (6) Month period, the Company (or such successor or continuing Person) shall pay to the Executive:


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            (i) an amount (the "Primary Benefit") equal to One Hundred Fifty
            Percent (150%) of the Base Annual Compensation of the Executive in effect immediately prior to the effective date of the Constructive Discharge. The Primary Benefit shall be paid to the Executive in twelve (12) equal monthly installments, commencing on the first business day of the first calendar month following receipt of the Termination Notice; and

            (ii) within Thirty (30) Days following receipt of the Termination Notice, the amount (the "Pro Rata Bonus") that results from the following calculation: (A) the Bonus paid (or accrued and to be paid) to the Executive with respect to the calendar year immediately preceding the calendar year of the Constructive Discharge, multiplied by (B) a fraction, the numerator of which is the number of days elapsed in the calendar year of the Constructive Discharge, and the denominator of which is 365.

The Primary Benefit and Pro Rata Bonus shall be in satisfaction of any and all other compensation, bonus, severance and/or other payments of any kind whatsoever, otherwise due or to be paid to the Executive, except for accrued, but not paid, Base Annual Compensation and accrued and to be paid bonus from any prior period, and except for the payments to the Executive pursuant to Section 3
(b).

      (b) In addition to the Primary Benefit and the Pro Rata Bonus, the Company shall, for the twelve (12) month period commencing with receipt of the Termination Notice: (i) permit the Executive to participate, to the extent Executive continues to be eligible, in all medical, dental, life insurance, short and long-term disability plans, 401K and Money Purchase Plans (or their successor plans) in which Executive was entitled to participate prior to delivery of the Termination Notice (each a "Plan" and collectively the "Plans"), subject to the terms and conditions that were in effect prior to the delivery of the Termination Notice, as such terms and conditions may be amended subsequent to delivery of the Termination Notice, and (ii) if the Executive is not eligible to participate in a Plan or Plans by virtue of his termination, pay to the Executive, on the first business day of each of the twelve months subsequent to receipt of the Termination Notice, an amount equal to the aggregate amount paid by the Company on behalf of the Executive with respect to the Plan or Plans for which the Executive is not eligible because of his termination.

      (c) Notwithstanding anything to the contrary in this Agreement and/or any other agreement between the Company and the Executive in effect on the date hereof, in the event a


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Constructive Discharge shall occur, then each Award under the Company's Phantom
Stock Appreciation Rights Plan theretofore granted to the Executive, and each other option theretofore granted to the Executive by the Company shall, to the extent not theretofore exercised or expired, become immediately exercisable in full and shall expire on the earlier to occur of (i) the expiration of the period of twelve (12) months after the date of such Constructive Discharge and
(ii) the date specified in such Award.

4.    TERM; TERMINATION.

      The term of this Agreement (the "Term") shall commence on the date first written above and continue for so long as the Executive is employed by the Company (or any successor or continuing Person); provided, however, that the obligations of the Company (or any successor or continuing Person) under Section 3 shall survive such termination.

5.    NOTICES.

      Any notice or other communication to the Executive or the Company (or any successor or continuing Person) pursuant to this Agreement shall be in writing and shall be deemed given when personally delivered or sent by registered or certified mail, return receipt requested, at the addresses set forth below, or at such other address as the Executive or the Company (or any successor or continuing Person) shall have specified by notice to the other in the manner herein provided:

      If to Executive:

            Bradley D. Wiley
            35 Olive Lane
            Ringwood, N.J. 07456


      If to the Company (or any successor or continuing Person):

            The Navigators Group, Inc.
            Attention: Terence N. Deeks
            123 William Street
            New York, N.Y. 10038

6.    Arbitration

      (a) Any dispute or difference of opinion arising out of, with respect to or in connection with this Agreement shall be submitted to binding arbitration before an arbitration panel consisting of one arbitrator to be chosen by the Company, the other by Executive, and the third arbitrator (the "Umpire") to be chosen by the two arbitrators. All of the arbitrators shall be active or retired disinterested executive officers of insurance


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or reinsurance companies or Lloyd's Underwriters. In the event that either party fails to choose an arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose a second arbitrator on behalf of the other party. If the two arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision between the remaining two candidates shall be made by drawing lots.

      (b) The decision of a majority of the arbitrators shall be final and binding on both parties. The arbitrators shall not have the right or authority to award punitive damages.

      (c) (i) All expenses of the Company in any arbitration hereunder and/or any action or proceeding to confirm, vacate or modify any judgement rendered in an arbitration hereunder, including, without limitation, all legal fees, all costs and expenses of its arbitrator and 50% of the costs and expenses of the Umpire, and any and all other costs of the Company arising out of such arbitration, action or proceeding, shall be borne by the Company, whether or not it is the prevailing party.

      (ii) Except as provided in Section 6(c) (iii), below, all expenses of the Executive in any arbitration hereunder and/or any action or proceeding to confirm, vacate or modify any judgement rendered in an arbitration hereunder, including, without limitation, all legal fees, all costs and expenses of the Executive's arbitrator and 50% of the costs and expenses of the Umpire, and any and all other costs of the Executive arising out of such arbitration, action or proceeding, shall be borne by the Executive.

      (iii) In the event the arbitrators award the Executive any amount that the Executive claimed was due him and that the Company refused to pay, then all expenses of the Executive in the arbitration and/or any action or proceeding to confirm, vacate or modify the judgement rendered, including, without limitation, all legal fees, all costs and expenses of the Executive's arbitrator and 100% of the costs and expenses of the Umpire, and any and all other costs of the Executive arising out of such arbitration, action or proceeding, shall be borne by the Company.


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7. VENUE; GOVERNING LAW.

       Any arbitration proceedings shall take place in New York, New York unless another location is mutually agreed upon by the parties to this Agreement or by a majority of the arbitrators. Notwithstanding the situs of the arbitration, the arbitrators, shall apply the law of New York (but not the arbitration law of that state, the intent of the parties being that the United States Arbitration Act, 9 U.S.C. ss. 1, et seq. shall control questions of arbitrability, confirmation, modification, vacatur and the like.) This Agreement shall be governed by the laws of the State of New York.

8. JURISDICTION. Judgment upon the final decision of the arbitrators may be entered in, and any actions or proceedings regarding confirmation, modification or vacatur of such judgement may be brought in, the courts of the United States for the Southern District of New York or (to the extent exclusive jurisdiction exists therefor) of the State of New York, New York County, and the parties hereto irrevocably submit to the non-exclusive jurisdiction of such courts in respect of any such action, proceedings or dispute.

      The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York, New York County or in the United States District Court for the Southern District of New York and any claim that any such action, proceeding or dispute brought in any such court has been brought in any inconvenient forum.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

10. AMENDMENT. The terms and conditions of this Agreement may be amended only by a writing executed by the Company (or any successor or continuing Person) and by Executive.

11. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company, its successors and assigns, including, without limitation any Person into which the Company may be merged or by which it may be acquired, and shall be binding upon and shall inure to the benefit of Executive, his administrators, executors,


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legatees, heirs, and assigns. The Executive shall not assign all or any portion of his rights and/or responsibilities under this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


                                       THE NAVIGATORS GROUP, INC.


                                       By: /s/ Terence N. Deeks
                                           ----------------------------
                                           Terence N. Deeks,
                                           President

                                           /s/ Bradley D. Wiley
                                           ----------------------------
                                           Bradley D. Wiley


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